Exhibit 10.11

FRAME CONTRACT

THIS FRAME CONTRACT (this “Agreement”) is made as of June 12, 1997 by and among Thompson Creek Mining Ltd. (“TCM”), Nissho Iwai Moly Resources, Inc. (“NIM”), Thompson Creek Metals Company, LLC (“Metals”) and Nissho Iwai Corporation (“NIC”).

RECITALS:

A.       TCM and NIM have entered into an Exploration, Development and Mine Operating Agreement (the “Operating Agreement”) which Operating Agreement established the Endako Joint Venture (“Endako”) for the operation of the Endako Mine and Processing Facility.

B.        TCM, NIM, Metals and NIC have entered into a Sales Representative Agreement dated June 12, 1997 (the “Sales Agreement”) whereby Metals and NIC have been appointed as exclusive sales representatives for molybdenum products (“Product”) produced at the Endako Mine located near Prince George, British Columbia (the “Endako Mine”).

C.        As a condition to NIC’s receipt of funding necessary to provide financing for the acquisition of the Endako Mine, the parties hereto desire to confirm their mutual understanding regarding the allocation of Product to NIC for sale to its customers.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.         NIC shall be the exclusive sales representative for the sale of Product to customers in Japan and other Asian markets as agreed by the parties (collectively, the “Territory”) for purposes of this Agreement, “Product” shall include, among the other products produced at the Endako Mine, roasted molybdenum concentrate (specifications: Mo: 57% min.; P: 0.05% max.; Cu: 0.30% max; Pb: 0.05% max.; S: 0.10% max., unless otherwise agreed among the parties).

2.         NIC shall be entitled to import into Japan an amount equal to fifty percent (50%) of the Endako Mine’s anticipated annual production of Product for resale to its customers in the Territory, subject to its ability to sell such amount at terms and prices acceptable to Endako and any re-allocation of Product due to a decrease in production resulting from a force majeure event at the Endako Mine.

3.         Endako shall bill NIC for the Products on a CIF basis. NIC shall remit payment for each shipment of Product within 30 days after the Bill of Lading date for such shipment, unless otherwise agreed among the parties.

4.         The term of this Agreement shall begin on the date hereof and shall remain effective throughout the term of the Operating Agreement or the Credit Facility Agreement dated June 9, 1997 between NIC and TCMC, whichever is longer.

5.         Prices charged to NIC for Product shall be mutually confirmed by NIC and TCM (as operator of Endako), based upon Endako’s prices at the time of solicitation and shipment.

6.         Sales promotion and solicitation, collection of accounts with third party customers, payment of sales expenses, commissions and Product warranties shall be governed by the Sales Agreement. To the extent any provision of this Agreement conflicts with the provisions of the Sales Agreement, the provisions of the Sales Agreement shall prevail.

7.         This Agreement may not be assigned or otherwise transferred by any party without the consent of the other parties hereto.

8.         This Agreement and any disputes relating to this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

NISSHO IWAI CORPORATION		THOMPSON CREEK MINING LTD.

By:	/s/ Illegible	By:	/s/ Illegible
	Authorized Signatory		Authorized Signatory

NISSHO IWAI MOLY RESOURCES, INC.		THOMPSON CREEK METALS COMPANY, LLC

By:	/s/ Illegible	By:	/s/ Illegible
	Authorized Signatory		Authorized Signatory